Exhibit 4.1

                             COX TECHNOLOGIES, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS NON-QUALIFIED STOCK OPTION AGREEMENT ("Option Agreement"), dated as of the 10th day of August, 2000, is by and between Cox Technologies, Inc., an Arizona corporation (the "Company"), and the undersigned (the "Optionee"):

     WHEREAS, the Optionee is a member of the Company's Executive Management Committee (the "Executive Management Committee"); and

     WHEREAS, the Board of Directors of the Company (the "Board") and the Company's Compensation Committee (the "Compensation Committee") have determined that it is in the best interest of the Company to grant members of the Executive Management Committee certain stock options;

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto hereby mutually covenant, contract and agree as follows:

     1. GRANT OF OPTION. The Company hereby grants to the Optionee an option to purchase a total of 500,000 shares of Common Stock of the Company (the "Shares") at an exercise price of $0.59375 per share (the "Option"). The Option is not intended to be an incentive stock option described in section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Option Agreement shall be construed to implement that intent.

     2. VESTING OF OPTION. The Option shall be exercisable immediately with respect to all 500,000 of the Shares.

     3. EXPIRATION DATE. The Optionee's rights under this Option Agreement shall expire on August 10, 2010.

     4. EXERCISE UPON DEATH. The Option of an Optionee who dies before the Option has been exercised, may be exercised until the expiration date of the Option by the Optionee's estate or by the person who acquired the right to exercise the Option by bequest or inheritance by reason of the death of the Optionee.

     5. METHOD OF EXERCISE. The Option shall be exercised by the tender of cash, or, at the discretion of the Company, by delivery of shares of Common Stock already owned by Optionee or a combination of cash or such shares of Common Stock, or through such other means that the Company determines are acceptable, and delivery to the Company at its principal place of business of a written notice of exercise, at least five (5) days prior to the date of exercise. The written notice must:

          (a) State the election to exercise the Option, the number of whole Shares with respect to which the Option is being exercised (which may not be less than ten thousand (10,000) Shares, unless the number being exercised is the balance of the number of Shares that may be exercised under the Option), the method of exercise elected by the Optionee, and the name, address, and social security number of the person in whose name the stock certificate for such Shares is to be registered;

          (b) be signed by the person entitled to exercise the Option, and if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option; and

          (c) be delivered by hand or by registered or certified mail, postage pre-paid, return receipt requested, to the Company's principal place of or to such other location as may be specified in writing by the Company from time to time.

Within ten (10) days after the Company receives such notice in a form satisfactory to the Company and the acceptance of payment, the Company shall deliver to the Optionee a certificate representing the Shares purchased hereunder. Notwithstanding the foregoing, the Company may delay delivery of the certificate for Shares purchased hereunder until (i) the admission of such shares to listing on any stock exchange on which the shares may then be listed,
(ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine as necessary or advisable, or (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with and that delivery of the certificate will not adversely affect the federal or state income tax treatment of the Company. As a condition of exercising the Option, you may be required to execute a customary written indication of your investment intent and such other agreements as the Company deems necessary or appropriate to comply with any applicable laws or regulations.

     6. OTHER RESTRICTIONS. The Optionee shall not be entitled to the privileges of stock ownership of any Shares subject to the Option until payment therefor has been made in full as provided in the Option. An Option may be exercised and certificates for Shares may be delivered hereunder only in compliance with all applicable federal and state laws and regulations. Any Share certificate issued to evidence Shares for which the Option is exercised may bear legends and statements the Company deems advisable to assure compliance with federal and state laws and regulations and this Option Agreement.

     7. WITHHOLDING. Optionee agrees to pay, or make arrangements satisfactory to the Company regarding payment of applicable withholding taxes on the exercise of the Option.

     8. BINDING EFFECT. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     9. APPLICABLE LAW. This Option Agreement shall be construed under and the relationship between the parties determined in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in the State of North Carolina, without reference to the laws of any other state through any principles concerning choice or conflict of laws.

     10. CONSTRUCTION. The unenforceability or invalidity of any provision of this Option Agreement shall not affect the enforceability or validity of any other provision. The parties may sign separate copies of this Option Agreement which, taken together, will be deemed to constitute a valid agreement. This Option Agreement may be signed in counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement. This Option Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement effective as of the day and year first above written.


                                        COX TECHNOLOGIES, INC.

                                        /s/ Brian D. Fletcher
                                        ----------------------------------------
                                        Name:  Brian D. Fletcher
                                        Title: Chief Operating Officer


                                        OPTIONEE:

                                        /s/ James L. Cox
                                        ----------------------------------------
                                        James L. Cox